ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
38	May 12, 2017	0001398344-17-006293

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
37	April 3, 2017	0001398344-17-004367

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
35	May 13, 2016	0001398344-16-013373

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
33	April 29, 2016	0001398344-16-012534

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
32	April 1, 2016	0001382990-16-000037

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

ALPS VARIABLE INVESTMENT TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

January 24, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:   ALPS Variable Investment Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to the ALPS/QMA Market Participation Portfolio

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, ALPS Variable Investment Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 333-139186 and 811-21987) relating to the ALPS/QMA Market Participation Portfolio (the “Portfolio”):

Post-Effective Amendment No.	Filing Date	Accession Number
30	January 15, 2016	0001398344-16-009067

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Portfolio. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0992.

Sincerely,

/s/ Andrea E. Kuchli

Andrea E. Kuchli

Secretary

cc:           Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP